Exhibit (a)(1)(iii)

INLAND REAL ESTATE CORPORATION

Offer To Exchange and Offer to Purchase for Cash

Relating to Any and All of the Outstanding 4.625% Senior Convertible Notes due 2026 (CUSIP Nos. 457461AA9 and 457461AB7)

and Solicitation of Consent for Proposed Amendment to the Related Indenture

Pursuant to the Prospectus and Consent Solicitation Statement, Dated June 29, 2010

TO:         BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

Upon the terms and subject to the conditions described in the enclosed prospectus and consent solicitation statement, dated June 29, 2010 (as it may be supplemented from time to time, the “Prospectus”), and set forth in the related letter of transmittal and consent (as it may be supplemented or amended from time to time, the “Letter of Transmittal and Consent”), Inland Real Estate Corporation is offering to exchange or purchase, at the election of each eligible holder and subject to the Cash Payment Limit described below, any and all of our outstanding 4.625% Senior Convertible Notes due 2026 (the “Old Notes”) held by eligible holders for:

(1)           a new series of 5.0% Senior Convertible Notes due 2029 (the “New Notes”), in an amount equal to $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes exchanged (the “Exchange Option”);

(2)           cash, in an amount equal to $1,000 for each $1,000 principal amount of Old Notes tendered (the “Tender Option”). If the cash required to purchase all of the Old Notes tendered under the Tender Option exceeds $15 million (the “Cash Payment Limit”), we will accept the Old Notes tendered for purchase on a pro rata basis, and unless withdrawn as described in the Prospectus, the balance of the Old Notes tendered under the Tender Option but not accepted for purchase for cash will be treated as if they had been tendered for exchange under the Exchange Option and will be exchanged for New Notes; or

(3)           a combination of the Exchange Option and the Tender Option, subject to the Cash Payment Limit.

The Exchange Option and the Tender Option are referred to collectively as the “tender/exchange offer.”

In connection with the tender/exchange offer, we are also soliciting, upon the terms and subject to the conditions specified in the Prospectus, consents from the holders of the Old Notes to a proposed amendment to the indenture governing the Old Notes (the “consent solicitation”), to amend the default provisions contained therein to increase the threshold for acceleration of indebtedness under the indenture upon default on any indebtedness from $20 million to $100 million (the “Indenture Amendment”). Any holder that tenders the Old Notes, and whose Old Notes are accepted for exchange or purchase by us, pursuant to the tender/exchange offer will be deemed to have delivered a valid consent to the Indenture Amendment. The Indenture Amendment will become effective only if we receive valid consents from holders of a majority in aggregate principal amount of Old Notes.

In connection with the tender/exchange offer and consent solicitation, we are requesting that you contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.             the Prospectus;

2.             the Letter of Transmittal and Consent for your use and for the information of your clients; and

3.                                       a form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the tender/exchange offer and consent solicitation.

YOUR PROMPT ACTION IS REQUESTED. THE TENDER/EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 28, 2010, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME ON THE EXPIRATION DATE. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING.

To participate in the tender/exchange offer and consent solicitation, a duly executed and properly completed Letter of Transmittal and Consent (or facsimile thereof) and any other required documents should be delivered to the exchange agent in accordance with the instructions described in the Prospectus and set forth in the Letter of Transmittal and Consent. Old Notes may also be tendered through The Depository Trust Company’s Automated Tender Offer Program.

Any questions you may have with respect to the tender/exchange offer and consent solicitation, or requests for additional copies of the enclosed materials, should be directed to the information agent for the tender/exchange offer and consent solicitation, whose address and telephone numbers are located on the back page of the Letter of Transmittal and Consent.

Very truly yours,

/s/ Inland Real Estate Corporation

Inland Real Estate Corporation

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF INLAND REAL ESTATE CORPORATION OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE TENDER/EXCHANGE OFFER AND CONSENT SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL AND CONSENT.